Exhibit 99.1

3 Bethesda Metro Center Suite 700 Bethesda, MD 20814 Ph: 301.961.1992 Fax: 301.961.1991
At RegeneRx:	At the Financial Relations Board:
J.J. Finkelstein	Tim Grace	Leslie Loyet	Kathy Waller
jjfnk@regenerx.com	Media Inquiries	Analyst Inquiries	General Inquiries
301.961.1992	312.640-6667	312.640.6672	312.640.6696

News Release . . ..

RegeneRx Closes on First Tranche of

$5.86 Million Private Placement

BETHESDA, MD, January 3, 2005 — RegeneRx Biopharmaceuticals, Inc. (OTCBB:RGRX) (www.regenerx.com) announced today that it closed on the first tranche of a $5.86 million private placement of its common stock. Participants in the transaction include current RegeneRx investors as well as a number of new institutional investors. The transaction is being led by Sigma-Tau Group, headquartered in Rome and RegeneRx’s largest stockholder. The first $1.25 million closed on December 31, 2004 and the remaining $4.61 million, for which definitive agreements have already been executed, is scheduled to close the first week of January 2005. ThinkEquity Partners LLC acted as sole placement agent for the transaction.

Under the terms of the transaction, investors purchased shares of RegeneRx common stock at $3.25 per share and received warrants to purchase up to 25% additional shares of common stock at $4.06 per share (totaling an additional $1.8 million in capital), exercisable for 36 months. The proceeds will be used to fund Phase II wound healing clinical trials, research and development (primarily related to Tß4’s ability to repair and/or prevent damage to cardiac tissue), and for general operating purposes.

“We are pleased that we continue to attract both new and existing investors confident in our technology and business model. This transaction is significant in that it will allow us to fully implement our operating strategy over the next 18 months, an important period in the clinical development of our technology platform,” said J.J. Finkelstein, RegeneRx’s President and CEO.

The shares in the transaction have not been registered under the Securities Act, or any state securities law. Until the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The Company has agreed to register the shares sold in the transaction, including the shares underlying the warrants, for resale on a registration statement to be filed within 30 days. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such common stock or rights.

RegeneRx is a biopharmaceutical company developing Tß4 as a platform technology for the treatment of acute and chronic wounds and for the treatment of a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the NIH. The Company holds several patents related to the technology and has over forty-five world-wide patent applications pending. The company successfully completed a Phase I human clinical trial with Tß4 that demonstrated its safety for use in the treatment of chronic dermal wounds and has initiated a Phase II trial in patients with chronic pressure ulcers. Recently, Tß4 was designated an “Orphan Drug” by the FDA for the treatment of patients with epidermolysis bullosa, thus potentially extending the period of market exclusivity and allowing the company to be eligible for FDA grants and tax credits, among other benefits.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tß4 and possible future benefits to the Company, its stockholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

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